Exhibit 99.1

Oncothyreon Announces that L-BLP25 (Stimuvax®) Did Not Meet Primary Endpoint of Improvement in Overall Survival in Pivotal Phase 3 Trial in Patients with Non-Small Cell Lung Cancer

Company to Hold Conference Call at 8:30 am EST Today

Seattle, Washington — December 19, 2012 — Oncothyreon Inc. (Nasdaq: ONTY) today announced that the pivotal Phase 3 clinical trial of L-BLP25 (formerly referred to as Stimuvax®) known as START did not meet its primary endpoint of an improvement in overall survival in patients with unresectable, locally advanced stage IIIA or stage IIIB non-small cell lung cancer (NSCLC). The trial was conducted by Merck Serono, a division of Merck KGaA of Darmstadt, Germany, under a license agreement with Oncothyreon.

Despite not meeting the primary endpoint, notable treatment effects were seen for L-BLP25 in certain subgroups. Further analyses are planned in the coming weeks to explore the potential benefit-risk profile of L-BLP25 in certain populations. Merck Serono will discuss these data with external experts and regulatory authorities over the coming months. More detailed results from the START trial will be submitted for publication in a peer reviewed journal and presentation at upcoming scientific meetings.

“We believe that the START study will offer important scientific insights to the potential for immunotherapies in the treatment of this devastating disease and we intend to discuss these data with scientific community and regulatory authorities to gain their advice on potential next steps,” said Dr. Annalisa Jenkins, Head of Global Drug Development and Medical for Merck Serono. The ongoing clinical program of L-BLP25 that includes studies in the Asia Pacific region will continue pending discussion with relevant regulatory agencies.

START was a randomized, multicenter, double-blind, placebo-controlled trial that assessed the efficacy, safety and tolerability of L-BLP25 in patients with unresectable stage III NSCLC who achieved a response or stable disease after chemoradiotherapy. Patients were randomized to receive either a single low dose of cyclophosphamide followed by L-BLP25 (weekly injections for eight weeks followed by injections every six-weeks until progression) plus best supportive care (BSC) or placebo plus BSC. More than 1,500 patients from 33 countries were recruited into the START trial.

Patient safety in the START trial was monitored frequently by an independent data monitoring committee and no new or unexpected safety concerns were noted for the study. In prior clinical studies, the most frequently reported adverse events included injection site reactions, flu-like symptoms, nausea, cough, fatigue, and dyspnea.

“These results from the START trial are disappointing, both for patients with NSCLC and for the many who have been involved in the L-BLP25 program,” said Robert L. Kirkman, M.D., President and CEO of Oncothyreon. “L-BLP25 has been under development for more than a decade at Oncothyreon and its predecessor company, Biomira Inc. of Edmonton, Alberta, in collaboration with Merck KGaA. The contributions of many employees at each company, committed investigators and, particularly, the many patients who participated in multiple clinical trials over many years are gratefully acknowledged.”

Conference Call and Webcast

Oncothyreon will conduct a conference call today, December 19, 2012 at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) to discuss the outcome of the START trial and provide a review of its pipeline of products in development. To participate in the call by telephone, please dial (877) 280-7291 (United States) or (707) 287-9361 (International). In addition, the call will be webcast live and can be accessed on the “Events” page of the “News & Events” section of Oncothyreon’s website at www.oncothyreon.com. An archive of the webcast will be available after completion of the discussion and will be posted on Oncothyreon’s website.

About L-BLP25

L-BLP25 is an investigational MUC1 antigen-specific cancer immunotherapy that is designed to stimulate the body’s immune system to identify and target cells expressing the cell surface glycoprotein MUC1. MUC1 is expressed in many cancers, such as non-small cell lung cancer (NSCLC), and has multiple roles in promoting tumor growth and survival. L-BLP25 was being investigated in the Phase III START trial and is currently being investigated in the INSPIRE trial, both for the treatment of unresectable stage III NSCLC.

Merck obtained the exclusive worldwide rights for development and commercialization of L-BLP25 from Oncothyreon Inc., Seattle, Washington, USA, in 2007, in an agreement replacing prior collaboration and supply agreements originally entered in 2001. In Japan, Merck entered into a co-development and co-marketing agreement for L-BLP25 with Ono Pharmaceutical Co., Ltd., Osaka, Japan.

The START study was a Phase III, multi-center, randomized, double-blind, placebo-controlled clinical trial designed to evaluate the efficacy, safety and tolerability of L-BLP25 in patients suffering from unresectable, stage IIIA or IIIB NSCLC who have had a response or stable disease after at least two cycles of platinum-based chemoradiotherapy. The study involves more than 1,500 patients in 33 countries. The primary endpoint of the START study is overall survival.

The INSPIRE study is a Phase III, multi-center, randomized, double-blind, placebo-controlled clinical trial designed to evaluate the efficacy, safety and tolerability of L-BLP25 in patients of Asian heritage suffering from unresectable, stage IIIA or IIIB NSCLC who have had a response or stable disease after at least two cycles of platinum-based chemoradiotherapy. The design of the INSPIRE study is almost identical to the START study. INSPIRE will enroll approximately 420 unresectable, stage III NSCLC patients across China, Hong Kong, Korea, Singapore and Taiwan.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward Looking Statements

In order to provide Oncothyreon’s investors with an understanding of its current intentions and future prospects, this release contains statements that are forward looking, including statements related to analysis and development of additional insights from clinical trial results, as well as statements related to the timing, duration and results of clinical trials. These forward-looking statements represent Oncothyreon’s intentions, plans, expectations and beliefs and are based on its management’s experience and assessment of historical and future trends and the application of key assumptions relating to future events and circumstances.

Forward-looking statements involve risks and uncertainties, including risks and uncertainties related to potential insights from the START study, potential treatment effects of L-BLP25, the safety and efficacy of our product candidates and the timing, duration and results of clinical trials, as well as risks and uncertainties related to Oncothyreon’s business and the general economic environment. Many of these risks and uncertainties are beyond Oncothyreon’s control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements. There can be no guarantee that the results of preclinical studies or clinical trials will be predictive of either safety or efficacy in future clinical trials. These and other risks and uncertainties are described in the reports and other documents filed by Oncothyreon Inc. with the SEC and/or Canadian regulatory authorities.

Although Oncothyreon believes that any forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

For a detailed description of the risks and uncertainties associated with Oncothyreon, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com